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                                                              EXHIBIT 1.A.(5)(d)

                            POLICY SPLIT OPTION RIDER


You may exchange this policy, subject to the terms of this rider, for two new individual policies, one on each of the two Insureds, if the Insureds secure a legal divorce or if there is a change in the Federal Estate Tax Law, as described below.

The date of issue of this rider is the policy Date of Issue.

COST OF THIS RIDER. The monthly cost of this rider is shown in the Data Section.

EXCHANGE CONDITIONS. To exercise this option you must request the exchange in writing and return the base policy. The exchange must be requested during the first 90 days following any of the following:

1. Issuance of a final divorce decree pertaining to the divorce of the two Insureds; or

2. A material decrease in the amount of the Unlimited Marital Deduction as defined by the Internal Revenue Code; or

3. A reduction by 50% or more of the Federal Unified Credit as defined by the Internal Revenue Code; or

4. Subtraction of 25% or more of the percentage Federal Estate Tax rate applicable to the estate of the surviving spouse.

A $200 fee will be deducted from the Accumulated Value of the base policy on the day prior to the Exchange Date. This charge is to cover expenses associated with the policy split.

We reserve the right to deduct a charge from the base policy's Accumulated Value to cover our expenses arising from any state or federal taxes generated by the exchange.

EXCHANGE DATE. The exchange will be effective on the Exchange Date, which is the date all of the above exchange conditions are met.

NEW POLICIES. The exchange may be to any individual flexible premium adjustable benefit life or variable life policy that we regularly issue at the time of exchange, subject to our approval. The policy date of each of the two new individual policies will be the Exchange Date. The new policy on each Insured will be based on that Insured's Attained Age on the Exchange Date. The new policy on each Insured will be based on that Insured's risk classification as of the most recently issued coverage segment on this policy. The new policies will only take effect once the original policy has terminated and will not provide any insurance until such time.

The face amount of each new individual policy may not exceed 50% of the Face Amount of this policy. Any Increase in Face Amount on this policy which was made with either or both of the Insureds rated 250% or higher will be surrendered at the time of the policy split.

The Accumulated Value and debt of this policy on the day prior to the Exchange Date will be divided and allocated to the two new individual policies in proportion to their face amounts. The accumulated values of the two new policies will sum to the Accumulated Value of this policy.

Subject to our approval, riders or benefits may be added to the new policies where available.

ASSIGNMENT. Any assignment of this policy will apply to each new individual policy.

Suicide Limitation and Incontestability. The Suicide Limitation and Incontestability periods of the new policies will be measured from the Date of Issue of this policy.

TERMINATION.  Coverage under this rider will terminate on the earliest of:

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1.   your written request; or

2.   the date that the first death of the two Insured's occurs; or

3.   termination of the base policy; or

4.   the date the older of the Insureds reaches Attained Age 86; or

5.   exercise of the option to exchange the base policy under this rider.

GENERAL CONDITIONS. This rider is part of the base policy to which it is attached. All terms of the base policy which do not conflict with this rider's terms apply to this rider.

In the event of any conflict between the terms of this rider and the terms of the base policy, the terms of this rider shall prevail over the terms of the base policy.



Signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the date of issue of this rider, by

                                          Chairman of the Board
                                                  and
                                          Chief Executive Officer